Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2012, relating to the consolidated financial statements and financial statement schedules of Excel Trust, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standard Update No. 2011-05, Presentation of Comprehensive Income), and the effectiveness of Excel Trust Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Excel Trust, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, CA
May 14, 2012